EXHIBIT 99.1

Aly Energy Services, Inc. (OTCQB: ALYE) Sally Wallick, CFA 404-806-1398 swallick@renmarkfinancial.com

Introduction

Aly Energy Services, Inc. (“Aly Energy” or the “Company”) provides oilfield services to leading oil and gas exploration and production (“E&P”) companies operating in major basins in the United States (“U.S.”). The Company provides its customers with surface rental and solids control equipment at specified day rates and also provides the associated rig-up/rig-down and transportation services.

Highlights

•	Proven management team. Aly Energy’s management team, which is led by the Company’s founder, Munawar “Micki” Hidayatallah, has extensive experience in the oilfield services industry. Prior to founding Aly Energy in 2012, Mr. Hidayatallah founded Allis-Chalmers Energy Inc. (“Allis-Chalmers”), an oilfield services and equipment company. Under his leadership, Allis-Chalmers’ revenue grew from approximately $48 million to nearly $660 million from 2004 to 2010 and its market capitalization increased almost eight times to $565 million during the same period. Archer Ltd. acquired Allis-Chalmers in February 2011 for $1.1 billion.

•

Strong EBITDA. Aly Energy’s Adjusted EBITDA[1] was $4.6 million in 2018, or nearly 27% of revenue. The Company’s Adjusted EBITDA[1] has been positive in five of the past six calendar years, despite an extremely challenging operating environment in 2015 and 2016. Cumulative Adjusted EBITDA[1] during this six-year period totaled nearly $32 million.

•	Well-positioned for higher margins and profitability. Looking forward, Aly Energy’s management is optimistic about the outlook for the balance of 2019 when it expects higher margins and profitability to result from the Company’s capital expenditure plan and increased utilization of its solids control equipment. During the second half, the Company’s focus will be on maintaining current pricing levels, increasing activity and utilization of its equipment, and replacing sub-rented equipment if purchased or owned equipment is not needed for new jobs.

•	Long-standing relationships with leading E&P companies. Aly Energy’s customers include many of the largest independent oil and gas E&P companies operating in the major U.S. basins. It has been growing its business with existing customers and adding new ones.

•	Significant presence in the most active drilling areas of the U.S. Aly Energy operates primarily in Texas, Oklahoma, and New Mexico and has a very strong footprint in the Permian Basin, one of the largest and most prolific plays in the U.S.

•	Expansion opportunities in other oilfield services sectors. Long-term, Aly Energy aims to expand into other oilfield services sectors through organic expansion and/or acquisitions. Mr. Hidayatallah has extensive experience in making successful acquisitions, both before and after founding Aly Energy.

•	Strong financial position As of July 31, 2019, Aly Energy had approximately $1.1 million of cash on hand. Management believes that this cash combined with cash flow generated by operations will be sufficient to fund the Company’s working capital needs, the 2019 capital expenditure plan, principal and interest payments, and other contractual obligations for the next twelve months.

•	No third-party debt. A successful recapitalization completed in 2017 strengthened Aly Energy’s financial position by substantially reducing debt and eliminating redeemable preferred stock. As of June 30, 2019, total debt was $6.4 million. All the debt is with a supportive related-party lender. As a result, the Company benefits from a credit facility with no financial covenants and has significant flexibility to modify its credit facility, if, and when, needed.

•	Substantial insider ownership. In aggregate, directors and officers owned nearly 26% of the outstanding shares on a fully diluted basis on June 30, 2019.

Page 1 of 17

Company History

Mr. Hidayatallah founded Aly Energy in July 2012 with the strategic objective of creating a diversified oilfield services company that would serve leading oil and gas E&P companies operating in major U.S. basins. From 2012 through 2014, the business grew through strategic acquisitions and organic growth. These acquisitions have been fully integrated and today the Company operates as a single provider that offers its customers a comprehensive solution for managing their drilling fluids.

Company Description

Aly Energy offers customer-focused solutions to E&P companies for the management of drilling fluids and cuttings. Generally, the Company’s services fall within two broad categories: surface rental and solids control.

The Company’s equipment and services are primarily designed to safely contain, condition, and clean drilling fluid (mud) utilized in the drilling process. Drilling fluid is contained in the Company’s closed-loop systems preventing spills and contamination. Once drilling operations on a well are complete, mud is moved to the next drilling location and the process repeats.

Table 1
Aly Energy Services, Inc.
Types of Equipment

Solids Control Equipment	Surface Rental Equipment
SS1000 Centrifuge (343 Gal / Min)	400-Barrel Mud Circulating Systems
SS2000 Centrifuge (660 Gal / Min)	500-Barrel Mud Circulating Systems
Orbital Drying Shaker	Containment (berms & plastic linings)
Vertical Cuttings Dryer	Mud Pumps
Waste Removal Unit (1,000 gallon	Mud Gas Separators (Gas Busters)
capacity)	Transfer Pumps and 3” Polyurethane
E Z Load Hydra Lift	Pipe
Mud Mixing Plants
Universal Drive Overs for Mud or
Flare Lines
Flare Lines, Stacks and Igniters

Page 2 of 17

Company Description (Cont.)

Aly Energy’s revenue streams include revenue derived from:

•	the rental of equipment and on-site operators of such equipment,
•	transportation services for hauling the Company’s equipment to and from the customer site,
•	the rig-up/rig-down of the Company’s equipment at the customer site, and
•	other services, including the sale of consumable items, such as screens, chemicals, etc.

Fluctuations in the contribution of rig-up/rig-down and transportation services to total revenue are driven primarily by the timing of and frequency with which customers move their rigs from pad to pad, the number of wells on each pad and the time required to drill each well. The contribution of each revenue stream to total revenue is shown in Table 2.

Table 2
Aly Energy Services, Inc.
Revenue Breakdown Data
(in thousands)

	12 Mo. Ended Dec. 31,			3 Mo. Ended June 30,			6 Mo. Ended June 30,
	2017	2018	% Chg.	2018	2019	% Chg.	2018	2019	% Chg.
Rental services	$10,385	$12,174	17.2%	$3,243	$2,760	-14.9%	$6,248	$5,333	-14.6%
Transportation services	$2,133	$2,643	23.9%	$589	$783	32.9%	$1,280	$1,520	18.8%
Rig-up/rig-down services	$1,861	$2,355	26.5%	$527	$750	42.3%	$1,153	$1,335	15.8%
Other	$194	$158	-18.6%	$29	$10	-65.5%	$43	$34	-20.9%
Total	$14,573	$17,330	18.9%	$4,388	$4,303	-1.9%	$8,724	$8,222	-5.8%

Revenue breakdown:
Rental services	71.3%	70.2%	73.9%	64.1%	71.6%	64.9%
Transportation services	14.6%	15.3%	13.4%	18.2%	14.7%	18.5%
Rig-up/rig-down services	12.8%	13.6%	12.0%	17.4%	13.2%	16.2%
Other	1.3%	0.9%	0.7%	0.2%	0.5%	0.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Page 3 of 17

Aly Energy operates in the U.S., primarily in Texas, Oklahoma, and New Mexico.

The Company has a very strong footprint in the Permian Basin, one of the largest and most prolific plays in the U.S., and also provides services in the mid-Continent region and Eagle Ford shale. As of August 23, 2019, more than half of the rigs in operation in the U.S. were in these areas.

Table 3
Aly Energy Services, Inc.
Major U.S. Market Rig Count Data
As of August 23, 2019

Permian Basin	434
Eagle Ford	67
Total	501

Total U.S. rig count	916

Aly Energy major market rig count to total rig count	54.7%

Source: Baker Hughes, a GE Company

Page 4 of 17

Customers

Aly Energy’s customers include many of the largest independent oil and gas E&P companies operating in the major U.S. basins. During the first half of 2019, the Company serviced 41 customers, including leading E&P companies such as EOG Resources, Inc., Pioneer Natural Resources, and XTO Energy Inc. The Company’s significant customers (three customers that individually generated 10% or more of revenue) collectively represented approximately 48% of first half 2019 revenue.

Management and Board of Directors

Aly Energy has a proven management team with extensive experience in the oilfield equipment and services industry. It is led by Mr. Hidayatallah, who founded the Company in July 2012 and has served as Executive Chairman since inception and as Chief Executive Officer (“CEO”) since May 2018. Previously, he served as CEO from inception until May 2017.

Prior to founding Aly Energy, Mr. Hidayatallah founded and served as Chairman of the Board and CEO of Allis-Chalmers from 2001 to 2011. Under his leadership, Allis-Chalmers, which provided services and equipment to oil and natural gas E&P companies operating in the U.S. and internationally, grew organically and through acquisitions. From 2004 to 2010, the company’s revenue increased nearly 14 times (from $47.7 million to $659.7 million) and market capitalization increased nearly eight times (from $72.2 million to $565.4 million). In February 2011, Archer Ltd. acquired Allis-Chalmers for $1.1 billion.

Before founding Allis-Chalmers, Mr. Hidayatallah was Executive Vice President of Corporate Development and Chief Financial Officer (“CFO”) at IRI International Corp., an oilfield equipment manufacturer and distributor. As CFO, he oversaw the Company’s initial public offering and listing on the New York Stock Exchange. He is a qualified chartered accountant.

Greg Price has served as President and Chief Operating Officer of Aly Energy since December 2016 and as a Director since January 2018. Prior to that, he was Special Advisor to the CEO from April 2016 to December 2016 and served in various positions at Allis-Chalmers, including President of Tubular Services, LLC, President of Directional Drilling Services, and President of the Rental Tubular Division.

Alya Hidayatallah has been CFO of Aly Energy since January 2013. From 2005 to 2012, she served as Director of Planning and Budgeting at Allis-Chalmers and, before that, was a Financial Analyst and Senior Financial Analyst in the Financial Restructuring Group of the investment bank Houlihan Lokey Howard & Zukin.

Munawar H. “Micki” Hidayatallah, Chairman & CEO	Greg Price, President & COO	Alya Hidayatallah, CFO

Page 5 of 17

Management and Board of Directors (cont.)

The table below sets forth information about Aly Energy’s seven-member Board of Directors. The Board includes five independent directors.

Table 4
Aly Energy Services, Inc.
Board of Directors

			On Board
Name	Age	Position	Since:

Munawar H. Hidayatallah	74	Chairman & Chief Executive Officer	7/12
Greg Price	67	President, Chief Operating Officer & Director	1/18
James Hennessy	69	Director, Chairman of the Audit Committee	1/18
Kouros Sariri	63	Director	10/12
Saeed M. Sheikh	82	Director	10/12
Timothy J. Pirie	52	Director, Member of the Audit Committee	3/15
Zane Tankel	79	Director	10/12

Page 6 of 17

Growth Strategies

Aly Energy’s long-term strategic objective is to create a multi-basin, diversified services company that is balanced between drilling, completion and production. The Company is pursuing a number of strategies aimed at growing revenues and EBITDA and expanding margins, including:

•	Reducing reliance on third-party vendors,
•	Increasing utilization of the Company’s solids control equipment,
•	Expanding and diversifying the customer base, and
•	Establishing a foothold in other oilfield services sectors.

Reducing Reliance on Third-Party Vendors. Demand for the Company’s services, and specifically demand for the Company’s surface rental equipment, has increased significantly since the end of 2016. Because Aly Energy’s surface rental equipment fleet is fully utilized, it sub-rents equipment from third-party vendors in order to meet increased demand from its customers. Effective January 1, 2018, and then again on January 1, 2019, the Company’s third-party vendors increased the day rates they charged to Aly Energy. The Company responded quickly by initiating an extensive capital expenditure program to invest in new equipment which could replace equipment sub-rented from third-party vendors, thereby mitigating increases in third-party rates and reducing the Company’s reliance on third-party vendors.

Beginning in the second quarter of 2019, the Company began to capture the full benefit of cost savings from the return of sub-rented pumps, open top tanks, and forklifts which have been replaced by equipment purchased or fabricated in 2018. The aggregate savings are approximately $0.8 million annually (calculated using the vendor day rates in effect in 2018). The 2019 capital expenditure program focuses primarily on the purchase of 50 tanks. If these tanks replace sub-rented tanks, the annualized cost savings (calculated using the vendor day rates in effect in 2019) would be over $500,000. However, due to strong demand, the new tanks are being deployed on incremental jobs as soon as they are ready to go into service. The Company believes that the financial impact of the new equipment being used on incremental jobs (increased revenue partially offset by related job costs) will be much greater than the financial impact associated with a reduction in sub-rental expense resulting from the return of sub-rented tanks.

During the remainder of 2019, Aly Energy will continue its focus on investing in additional equipment (e.g., pumps, open top tanks, etc.), which, if not needed to satisfy incremental demand, will replace sub-rented equipment resulting in additional cost savings and reduced reliance on third-party vendors. In addition, beginning in the third quarter, the Company will have access to incremental tanks and pumps from Permian Pelican Rentals, LLC (“PPR”), a related party, which has committed to providing equipment to the Company at day rates that are significantly more favorable than the rates charged by its existing sub-rental vendors. While Aly Energy’s goal is to reduce its reliance on third-party vendors, management expects to continue to utilize these vendors as a resource to some degree, since it provides greater operational flexibility by allowing the Company to quickly respond to changes in demand, both positive and negative.

Increasing Utilization of the Company’s Solids Control Equipment. Aly Energy’s solids control product line currently has the capacity to more than double its job count without incremental capital expenditures. In order to accelerate the addition of solids control jobs, the Company has expanded the sales team to include experience and expertise in selling solids control products. As new jobs are added, the income from such jobs should have a significant positive impact on financial performance as the variable costs associated with the rental of the Company’s solids control products are minimal.

Management believes that Aly Energy is well-positioned to win incremental solids control business because of the high quality of its equipment and services. The Company partners exclusively with a leading centrifuge manufacturer in North America and offers top-tier centrifuges and auxiliary equipment to meet the unique requirements of each job. Management believes that the modular design of the Company’s centrifuges provides a competitive advantage.

Aly Energy offers both stand-alone solids control equipment and manned services. Manned services include an additional day rate charged for operators who are on-site 24 hours a day. Manned operations typically include a full package of two centrifuges, shakers, vertical cuttings dryers, waste removal units, and/or various tanks. As such, jobs which require manned services typically generate higher revenue per day than jobs which require a stand-alone piece of equipment.

Expanding and Diversifying the Customer Base. Aly Energy’s customers are independent oil and gas E&P companies operating in the major U.S. basins. Management believes that the Company has, over time, added customers, as well as increased its business with existing customers, by growing its operations organically, pursuing new opportunities to diversify its product offerings, and providing excellent service.

Aly Energy becomes a preferred and trusted partner with each of its customers. The Company’s focus on drilling productivity, elimination of downtime, optimization of drilling space, and reduction in overall operating costs enhances the productivity of its customers. The Company provides a complete solution of differentiated products with superior capabilities from rig-up to rig-down.

Page 7 of 17

Growth Strategies (Cont.)

Establishing a Foothold in Other Oilfield Services Sectors. In the future, Aly Energy aims to expand into other oilfield services sectors through organic expansion and/or acquisitions. Today, management’s focus is largely on the Company’s organic growth opportunities within its existing product lines and geographic markets.

Regarding acquisitions, Mr. Hidayatallah, Aly Energy’s CEO, has extensive experience in making successful acquisitions, both at Allis-Chalmers and at Aly Energy. As CEO of Allis-Chalmers, he oversaw rapid revenue growth (from approximately $48 million in 2004 to nearly $660 million in 2010) driven in part by successful acquisitions.

While, at present, Aly Energy does not budget for acquisitions in the normal course of business, the Company does, at times, engage in discussions related to potential acquisitions. In considering possible acquisitions, Aly Energy favors companies that:

•	Provide oilfield products or services that are similar to or complementary to Aly Energy’s current products and services,
•	Are not capital intensive,
•	Have a proven track record in high-growth oilfield services markets,
•	Are established operators with at least five years of operating history, and/or
•	Operate in the same geographic markets as Aly Energy or in complementary geographic markets.

Another consideration with regard to any acquisition is Aly Energy’s focus on maintaining moderate financial leverage.

Business Drivers

Aly Energy’s business depends to a significant extent on the level of resource development activity and corresponding capital spending of E&P companies onshore in the U.S. Both are strongly influenced by the current and expected oil price. The Company’s management believes that oil prices have been and will continue to be volatile as major drivers determining the price of oil, including economic growth in consuming nations and the political stability of oil-producing countries, are unpredictable.

Recent Financial Results

During 2018, the operating environment in the oilfield services sector strengthened significantly, with double-digit increases in the average price of oil and in the rig count resulting in incremental demand for surface rental equipment and solids control services and in higher prices. Aly Energy’s operating performance improved as well. The Company’s 2018 revenue grew nearly 19% year-over-year, operating income was approximately $745,000 compared with an operating loss of $1.9 million in 2017, diluted earnings per share advanced to $0.08 versus a loss per share of $0.61 in 2017, and Adjusted EBITDA1 increased 88% year-over-year to $4.6 million.

Page 8 of 17

Table 5
Aly Energy Services, Inc.
2017 and 2018 Financial Highlights
(figures in thousands expect per share data)

	12 Months Ended Dec. 31,		%
	2017	2018	Chg.
	(restated)[2]

Revenue	$14,573	$17,330	18.9%
Operating expenses	$9,927	$9,672	-2.6%
Total expenses	$16,478	$16,585	0.6%
Income (loss) from operations	$(1,905)	$745	NM
Net income (loss)	$(338)	$343	NM
Preferred stock Dividends	$63	$-	NM
Net income (loss) avail. to common stockholders	$(401)	$343	NM

Diluted earnings (loss) per share information:
Net income (loss) avail. to common stockholders	$(0.61)	$0.08	NM
Weighted average shares - diluted	661	4,414	568.1%

Adjusted EBITDA[1]	$2,463	$4,631	88.0%

Percent of revenue:
Operating expenses	68.1%	55.8%
Total expenses	113.1%	95.7%
Income (loss) from operations	NA	4.3%
Net income (loss)	NA	2.0%
Net income (loss) avail. to common stockholders	NA	2.0%
Adjusted EBITDA	16.9%	26.7%

2019 Trends to Date

Oil prices declined sharply during the fourth quarter of 2018, then rebounded more than 20% during the first six months of 2019. However, the rig count declined by more than 10% during the first half of 2019 as E&P companies cut back on capital expenditures for drilling programs, and Aly Energy’s management anticipates that the rig count may decline further.

Despite the decline in the overall rig count in the first half of 2019, during this period, Aly Energy serviced more rigs for its largest existing surface rental customers.

Given the declining rig count and the uncertainty regarding the current market environment, Aly Energy has implemented a low-risk growth strategy with a focus on:

•	Maintaining current pricing levels
•	Increasing activity and utilization of the Company’s equipment, particularly with existing customers who are not reducing the number of rigs they operate,
•	Replacing sub-rented equipment if purchased or owned equipment is not needed for new jobs, and
•	Aggressively marketing the Company’s solids control product line as it has the capacity to more than double its existing solids control job count without incremental capital expenditures.

Page 9 of 17

Second Quarter and First Half 2019 Results

Excluding a non-recurring severance charge of $0.3 million booked in May 2018, Aly Energy’s financial performance during the three months ended June 30, 2019, and June 30, 2018, was very similar. During the second quarter of 2019, on a year-over-year basis, the positive impact of increased pricing and utilization of the Company’s surface rental products and services was offset by the negative impact of decreased utilization of its solids control products and services. Other quarterly highlights include:

•	Sequential improvement in revenue, operating profit (loss) and net profit (loss) in the second quarter of 2019 relative to the first quarter. Revenue increased nearly 10% sequentially, while operating profit (loss) and net income (loss) each improved more than $200,000 sequentially.
•	A 2% revenue decline year-over-year to $4.3 million. Incremental revenue from year-over-year increases in pricing and utilization of the Company’s tanks, its lead surface rental product, of approximately 10% and 20%, respectively, was more than offset by declines of approximately 50% in utilization of the Company’s centrifuges, its lead solids control product, and of approximately 40% in revenue generated from the rental of both surface rental and solids control auxiliary equipment.
•	Relatively flat operating expenses year-over-year of $2.5 million, or 58.2% of revenue, compared with $2.5 million, or 57.6% of revenue for the three months ended June 30, 2018. Total expenses decreased 9% year-over-year primarily because a $0.3 million severance charge booked in the three months ended June 30, 2018 did not recur in 2019.
•	An operating profit of $162,000 compared with an operating loss of $163,000 in the second quarter of 2018.
•	A net profit of $59,000, or $0.02 per diluted share, compared with a loss of $279,000 or $0.40 per share a year earlier.
•	Adjusted EBITDA[1] of $1.05 million down slightly from $1.09 million in the prior year quarter.

Excluding a non-recurring severance charge of $0.3 million in May 2018, Aly Energy’s financial performance during the six months ended June 30, 2019, worsened slightly when compared to the six months ended June 30, 2018. The decline was due primarily to the negative impact of decreased utilization of the Company’s solids control products and services. Other first half highlights include:

•	Revenue of $8.2 million, down 5.8% year-over-year due primarily to a 50% decline in utilization of the Company’s solids control products and services partially offset by a more than 15% increase in revenue generated by rig-up/rig-down and trucking services.

•	Declines of 6% and 7% year-over-year in operating expenses and total expenses, respectively, in part because the $0.3 million severance charge booked in the three months ended June 30, 2018, did not recur in 2019.

•	An operating profit of $106,000 compared with an operating loss of $42,000 in the first half of 2018.

•	A net loss of $103,000, or $0.03 per diluted share, compared with a loss of $271,000 or $0.39 per share a year earlier.

•	Adjusted EBITDA[1] of $1.88 million down from $2.13 million in the first half of 2018.

Page 10 of 17

Second Quarter and First Half 2019 Results (Cont.)

Table 6
Aly Energy Services, Inc.
Second Quarter and First Half 2018 and 2019 Financial Highlights
(figures in thousands expect per share data)

	3 Mo. Ended June 30,			6 Mo. Ended June 30,
	2018	2019	% Chg.	2018	2019	% Chg.
	(restated)[2]			(restated)[2]

Revenue	$4,388	$4,303	-1.9%	$8,724	$8,222	-5.8%
Operating expenses	$2,529	$2,503	-1.0%	$5,139	$4,851	-5.6%
Total expenses	$4,551	$4,141	-9.0%	$8,766	$8,116	-7.4%
Income (loss) from operations	$(163)	$162	NM	$(42)	$106	NM
Net income (loss)	$(279)	$59	NM	$(271)	$(103)	NM

Diluted EPS (LPS) avail. to common stockholders	$(0.40)	$0.02	NM	$(0.39)	$(0.03)	NM
Weighted average shares - diluted	691	4,412	538.5%	691	3,377	388.7%

Adjusted EBITDA[1]	$1,093	$1,046	-4.3%	$2,130	$1,875	-12.0%

Percent of revenue:
Operating expenses	57.6%	58.2%		58.9%	59.0%
Total expenses	103.7%	96.2%		100.5%	98.7%
Income (loss) from operations	NA	3.8%		NA	1.3%
Net income (loss)	NA	1.4%		NA	NA
Adjusted EBITDA	24.9%	24.3%		24.4%	22.8%

Page 11 of 17

2019 Fleet Additions

All incremental equipment purchased as part of Aly Energy’s 2018 capital expenditures plan was in service by the end of the first quarter of 2019 and replaced similar equipment that was previously sub-rented. Aly Energy began to recognize these cost savings in the second quarter of 2019.

All surface rental equipment currently owned by Aly Energy is fully utilized, including 50 new tanks placed in service in the first half of 2019, and management is reluctant to increase dependence on third-party vendors. As such, PPR, a related party, has committed to purchasing 40 tanks, which it will sub-rent to Aly Energy beginning in the third quarter at day rates that are roughly half those of the Company’s existing vendors. PPR has guaranteed the availability of the tanks for Aly Energy’s use at fixed rates for several years. It is also providing the Company with some additional pumps starting in the third quarter.

To the extent that newly purchased tanks and/or the equipment sub-rented from PPR are not used to satisfy new customer demand, they will be used to replace equipment which is currently sub-rented from third-party vendors. However, if demand continues to increase as it did during the first half of 2019, new equipment may be used to service incremental jobs for which the gross margin generated will exceed the projected cost savings of replacing sub-rented equipment on existing jobs.

Overall 2019 Outlook

Looking forward, Aly Energy’s management is optimistic about the outlook for the balance of 2019 when it expects higher margins and profitability to result from the capital expenditure plan and increased utilization of its solids control equipment. During the second half, the Company’s focus will be on maintaining current pricing levels; increasing activity and utilization of its equipment, particularly with existing customers who are not reducing the number of rigs they operate; and replacing sub-rented equipment if purchased or owned equipment is not needed for new jobs.

Although the market outlook is uncertain for the remainder of the year, Aly Energy’s management believes that revenue generated from surface rental equipment and services will remain steady or increase slightly as a result of strong demand from the Company’s existing customers and that revenue generated by its solids control equipment and services will increase as a result of the Company’s intensified focus on improving utilization and more aggressive marketing of this equipment by its expanded sales team. Also, beginning in the third quarter, Aly Energy will have access to incremental tanks and pumps from PPR at day rates that are significantly more favorable than the rates charged by the Company’s existing sub-rental vendors.

Management anticipates significant margin improvement in the second half as a result of increased contribution from the Company’s solids control product line as utilization of the existing equipment fleet improves, increased surface rental activity using owned or less costly equipment, and decreased costs as sub-rented equipment is returned. As new solids control jobs are added, the income from such jobs should have a significant positive impact on financial performance as the variable costs associated with the rental of the Company’s solids control products are minimal. Variable costs associated with the rental of surface rental equipment are also minimal and the Company will seek to increase its surface rental activity. However, the growth potential of its surface rental product line is more limited as its lead surface rental products are fully utilized and management is reluctant to increase the Company’s dependence on high cost sub-rental vendors.

Management expects operating expenses as a percentage of revenue will decrease during the second half of the 2019 as the Company continues to focus on labor productivity and replaces sub-rented equipment from high-cost vendors with newly purchased equipment or equipment which is sub-rented at a lower cost.

Financial Position

Highlights of Aly Energy’s financial position as of June 30, 2019, include cash and equivalents of approximately $969,000, debt of approximately $6.4 million and shareholders’ equity of approximately $25.4 million.

As of July 31, 2019, Aly Energy had approximately $1.1 million of cash on hand. Management believes that this cash combined with cash flow generated by operations will be sufficient to fund the Company’s working capital needs, the 2019 capital expenditure plan, principal and interest payments, and other contractual obligations for the next twelve months.

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Financial Position (Cont.)

Table 7
Aly Energy Services, Inc.
Consolidated Balance Sheets
(figures in thousands)

	As of:
	12/31/17	12/31/18	3/31/19	6/30/19
	(restated)[2]
Assets
Current Assets
Cash	$203	$1,615	$645	$969
Restricted cash	$30	$30	$30	$30
Receivables, net	$3,883	$2,910	$3,302	$3,257
Receivables, - related party	$-	$-	$-	$41
Prepaid exp. & other current assets	$390	$621	$502	$474
Current Assets	$4,506	$5,176	$4,479	$4,771
Property & equipment, net	$25,622	$25,808	$26,517	$26,947
Intangible assets, net	$4,099	$3,349	$3,162	$2,974
Operating right-of-use assets	$-	$-	$293	$258
Other assets	$9	$13	$163	$13
Total Assets	$34,236	$34,346	$34,614	$34,963

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable & accrued expenses	$2,771	$2,602	$2,453	$3,023
Accrued interest & other - related party	$26	$31	$33	$27
Current portion of long-term debt	$3	$-	$-	$-
Current portion of long-term debt - related party	$-	$1,000	$1,000	$1,000
Total Current Liabilities	$2,800	$3,633	$3,486	$4,050
Long-term debt, related party, net	$6,352	$5,185	$5,610	$5,360
Other long-term liabilities	$412	$13	$159	$135
Total Liabilities	$9,564	$8,831	$9,255	$9,545
Stockholders' Equity	$24,672	$25,515	$25,359	$25,418
Total Liabilities &Stockh. Equity	$34,236	$34,346	$34,614	$34,963

Working Capital	$1,706	$1,543	$993	$721
Current Ratio	1.6	1.4	1.3	1.2
Total Debt	$6,355	$6,185	$6,610	$6,360
Total Debt /Equity	25.8%	24.2%	26.1%	25.0%

All of Aly Energy’s debt as of June 30, 2019, is under a credit agreement with Permian Pelican Financial, LLC, a related party. Annual principal payments on the borrowings are approximately $1 million, and interest is paid monthly based on the six-month LIBOR rate on the last day of the calendar month plus 3.0%. The facility matures June 30, 2021.

Borrowings under the credit facility are guaranteed by all the Company’s subsidiaries and secured by substantially all of its assets. The credit facility has no financial covenants but includes restrictions on incurring additional indebtedness, paying dividends or making other distributions, granting liens and selling assets.

Because Aly Energy’s credit facility is with a supportive related party lender, the Company has significant flexibility to modify it, if, and when, needed.

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Financial Position (Cont.)

Table 8
Aly Energy Services, Inc.
Total Debt*
As of June 30, 2019
(figures in thousands)

Term Loan
Current	$1,000
Long-term	$3,685
Revolving Credit Facility
Long-term	$1,675
Total Debt	$6,360

*All related party debt with PPF

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Supplementary Information

1Non-GAAP Measures

EBITDA and Adjusted EBITDA are financial metrics used by Aly Energy as (i) supplemental internal measures for planning and forecasting and for evaluating actual results against such expectations: (ii) significant criteria for incentive compensation paid to executive officers and management; (iii) reference points to compare to the EBITDA and Adjusted EBITDA of other companies when evaluating potential acquisitions; and, (iv) assessments of Aly Energy’s ability to service existing fixed charges and incur additional indebtedness.

Aly Energy discloses and discusses EBITDA as a non-GAAP financial measure in the Company’s filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. Its measure of EBITDA may not be comparable to similarly titled measures presented by other companies, which may limit its usefulness as a comparative measure. Aly Energy also makes certain adjustments to EBITDA for (i) non-cash charges and (ii) certain expenses, such as severance, legal settlement, and professional fees and other expenses related to transactions outside the ordinary course of business, to derive a normalized EBITDA run-rate (“Adjusted EBITDA”), which the Company believes is a useful measure of operating results and the underlying cash generating capability of its business.

Because EBITDA and Adjusted EBITDA are not measures of financial performance calculated in accordance with GAAP, these metrics should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA are widely used by investors and other users of Aly Energy’s financial statements as supplemental financial measures that, when viewed with its GAAP results and the accompanying reconciliation, the Company believes provide additional information that is useful to gain an understanding of its ability to service debt, pay income taxes and fund growth and maintenance capital expenditures. The Company also believes the disclosure of EBITDA and Adjusted EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity and performance from quarter-to-quarter and year-to-year.

Set forth below are the material limitations associated with using EBITDA and Adjusted EBITDA as non-GAAP financial measures compared to cash flows provide by and used in operating, investing and financing activities:

•	EBITDA and Adjusted EBITDA do not reflect growth and maintenance capital expenditures,
•	EBITDA and Adjusted EBITDA do not reflect the interest, principal payments and other financing-related charges necessary to service the Company’s debt,
•	EBITDA and Adjusted EBITDA do not reflect the payment of income taxes, and
•	EBITDA and Adjusted EBITDA do not reflect changes in the Company’s net working capital position.

Aly Energy compensates for the above described limitations in using EBITDA and Adjusted EBITDA as non-GAAP financial measures by only using EBITDA and Adjusted EBITDA to supplement its GAAP results.

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Table 9
Aly Energy Services, Inc.
EBITDA and Adjusted EBITDA
(figures in thousands)

	12 Months Ended Dec. 31,		3 Mo. Ended June 30,		6 Mo. Ended June 30,
	2017	2018	2018	2019	2018	2019
	(restated)[2]		(restated)[2]		(restated)[2]
Components of EBITDA:
Net income (loss)	$(338)	$343	$(279)	$59	$(271)	$(103)
Non-GAAP adjustments:
Depreciation & amortization	$3,614	$3,406	$867	$843	$1,737	$1,689
Interest expense - related party, net	$418	$366	$92	$88	$178	$179
Interest expense, net	$24	$21	$3	$4	$9	$9
Debt modification fee - related party	$320	$-	$-	$-	$-	$-
Income tax expense (benefit)	$59	$15	$21	$11	$42	$21
EBITDA	$4,097	$4,151	$704	$1,005	$1,695	$1,795
Adjustments to EBITDA:
Settlements & other losses, incl. severance	$(141)	$408	$317	$-	$341	$-
Loss on disposal of assets	$58	$13	$-	$-	$-	$-
Transaction costs	$-	$93	$50	$24	$50	$24
Bad debt expense	$74	$(34)	$22	$17	$44	$56
Stock-based compensation	$625	$-	$-	$-	$-	$-
Exp. in connection w/lender negotiations & Recap.	$138	$-	$-	$-	$-	$-
Gain on extinguishment of debt & other liabilities	$(2,388)	$-	$-	$-	$-	$-
Adjusted EBITDA	$2,463	$4,631	$1,093	$1,046	$2,130	$1,875

2Restatement

Prior to the issuance of Aly Energy’s consolidated financial statements for the year ended December 31, 2018, the Company concluded that its previously issued consolidated financial statements for the years ended December 31, 2017 and 2016 and for the quarters ending March 31, 2018 and 2017, June 30, 2018 and 2017 and September 30, 2018 and 2017 should be restated due to accounting errors discovered in conjunction with certain remediation activities for our internal controls over financial reporting. Further information about the restatements is set forth in our most recent filings on Form 10-K and in the Company’s other SEC filings and publicly available documents.

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ALY ENERGY SERVICES, INC. 3 Riverway, Suite 920 Houston, TX 77056 Phone: 713-333-4000 www.alyenergy.com

Forward-Looking Statements

This report contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Aly Energy’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this report.

Although forward-looking statements in this report reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Aly Energy operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.

Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in our other SEC filings and publicly available documents. We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Aly Energy undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report.

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